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                    THE MANUFACTURERS LIFE INSURANCE COMPANY
                                   OF AMERICA

                              200 Bloor Street East
                        Toronto, Ontario, Canada M4W 1E5


            CHANGE OF INVESTMENT MANAGEMENT COMPANY NAME ENDORSEMENT

This endorsement attaches to and forms part of the Contract to which it is attached.


         Whenever in the said Contract the name NASL Series Trust is used, the name Manufacturers Investment Trust is hereby substituted.

THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA



President